Exhibit 6.6

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of this 26th day of February, 2018 (the “Effective Date”), by and between COF NORTH, LLC, a Virginia limited liability company (“COF”), and COF NORTH II, LLC, a Virginia limited liability company (“COF II”, and together with COF collectively, the “Seller”); and MEDALIST DIVERSIFIED HOLDINGS, L.P., a Delaware limited partnership (the “Buyer”).

RECITALS

WHEREAS, COF owns certain real property and improvements commonly known as the Hanover Square North Shopping Center, and located in Mechanicsville, Hanover County, Virginia (the “Shopping Center”).

WHEREAS, COF II owns certain real property consisting of an outparcel adjacent to the Shopping Center.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Property (as hereinafter defined), on the terms and conditions contained in this Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE 1
SALE OF PROPERTY

1.1         Property To Be Sold

. Subject to the terms and provisions hereof, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, upon the terms and conditions of this Agreement:

1.1.1           All of the land described and/or shown on Exhibit A attached hereto, together with all privileges, rights, easements and appurtenances belonging to such land, including without limitation, all right, title and interest (if any) of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land and all right, title and interest (if any) of Seller in all mineral and development rights appurtenant to such land (collectively, the “Land”).

1.1.2           All buildings, structures and other improvements and all fixtures, systems and facilities located on the Land (collectively, the “Improvements”).

1.1.3           All furniture, equipment, machinery, inventories, supplies, signs and other tangible personal property of every kind and nature, if any, owned by Seller and installed, located or situated on or used in connection with the operation of the Land or Improvements, including, without limitation, the personal property listed on Exhibit B attached hereto (collectively, the “Personal Property”).

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1.1.4           All of Seller’s rights in and to those certain leases (collectively, the “Leases”) described in the rent roll attached hereto as Exhibit C (the “Rent Roll”) with the tenants described therein (collectively, the “Tenants”) including Seller’s rights to any unapplied security deposit under the Leases (the “Tenant Deposits”).

1.1.5           All of Seller’s right, title and interest, if any, in all intangible assets of any nature relating to the Land, the Improvements and/or the Personal Property, including, without limitation, all of Seller’s right, title, and interest in all and all (i) warranties and/or guaranties; (ii) use, occupancy, building and/or operating licenses, permits, approvals and/or development rights; and (iii) plans and specifications (collectively, the “Intangible Property”).

1.1.6           An irrevocable license to use any and all trade names used or utilized in connection with the Land and/or Improvements, including, without limitation, the trade name(s) “Hanover Square North” (collectively, the “Trade Names”).

1.1.7           All of Seller’s rights, if any, in any and all service contracts (other than management and leasing contracts) affecting the Land and/or Improvements as set forth on Exhibit D (collectively, the “Property Contracts”), to the extent Buyer elects to assume the same in accordance with Section 3.4 below.

1.1.8           All rights, which the Seller may have, if any, in and to any Tenant data, telephone numbers and listings, all master keys and keys to common areas, all good will, if any, and any and all other rights, privileges and/or appurtenances owned by Seller and related to or used in connection with the existing business operation of the Land and/or Improvements (collectively, the “Miscellaneous Property”).

1.1.9           The Land and Improvements are hereinafter sometimes referred to collectively as the “Real Property” and the Real Property, Personal Property, Leases, Tenant Deposits, Intangible Property, Trade Names, Property Contracts and Miscellaneous Property, are hereinafter sometimes referred to collectively as the “Property.”

1.2         Purchase and Sale. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Property, on the terms and conditions set forth in this Agreement.

1.3         Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Twelve Million One Hundred Seventy-Three Thousand and 00/100 Dollars ($12,173,000.00), allocated as follows:

Shopping Center	$11,850,000.00
Undeveloped outparcel	$250,000.00
Tenant improvements and lease concessions for Kid to Kid Lease	$73,000.00
TOTAL:	$12,173,000.00

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1.4         The Purchase Price shall be paid to Seller by Buyer on the Closing Date (as defined below), plus or minus all adjustments and/or credits as set forth herein, by wire transfer of immediately available federal funds.

1.5         The Buyer’s obligation to pay the $73,000.00 allocated to the Purchase Price for tenant improvements and lease concessions described in Section 1.3 shall be contingent on Seller entering into an executed lease (the “Kid to Kid Lease”) with Kid to Kid children’s closing store for approximately 3,600 rentable square feet in the Shopping Center upon such terms and conditions reasonably acceptable to Buyer, including but not limited to the term, guaranties, base rent, CAM and tax provisions. In the event that Seller fails to obtain the fully-executed Kid to Kid Lease on or before the expiration of the Due Diligence Period (as defined below), Buyer shall have the option to (i) proceed to Closing with a reduction in the Purchase Price equal to $73,000.00, or (ii) terminate this Agreement and receive a refund of the Deposit.

1.6         Deposit and Escrow.

1.6.1           Within three (3) Business Days after the Effective Date, Buyer shall deliver to GRS Global, Attn: Linda Morris, located at 901 E. Byrd Street, Suite 1100, Richmond, Virginia 23219, Telephone: (804) 486-9465, E-mail: lmorris@grs-global.com (“Escrow Holder”) an earnest money deposit in the amount of Fifty Thousand and No/100 Dollars ($50,000.00) (together with any interest thereon, the “Initial Deposit”, and together with the Additional Deposit (defined below), if made, and any interest earned thereon, shall be referred to collectively as the “Deposit”). The Deposit shall be held in an insured, interest-bearing account with interest accruing for the benefit of the party entitled to the Deposit pursuant to the terms of this Agreement. The Escrow Holder may conclusively rely upon and act in accordance with any certificate, instructions, notice, letter, e-mail, facsimile and/or other written instrument believed to be genuine and to have been signed or communicated by the proper party or parties.

1.6.2           The Deposit shall be applied to the Purchase Price if the Closing occurs. After the expiration of the Due Diligence Period, the Deposit shall be nonrefundable to Buyer except as otherwise provided herein, including, without limitation, unless escrow fails to close due to Seller’s breach or default under this Agreement, a failure of a representation or warranty by Seller to be true and correct as of the Closing or due to the failure of a condition precedent set forth in Section 5.2, and shall constitute liquidated damages to Seller if escrow fails to close solely as a result of Buyer’s default as provided in Section 6.1 below. In the event Buyer shall elect to terminate this Agreement during the Due Diligence Period, the Deposit shall be returned to Buyer as provided in Section 3.6 below.

1.7         Closing Date. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place through an escrow with Escrow Holder on the day which is no later than thirty (30) days after the expiration of the Due Diligence Period (the “Closing Date”).

ARTICLE 2
TITLE AND SURVEY

2.1         Title and Survey. Buyer may, at Buyer’s sole cost and expense, obtain (a) preliminary title commitment (the “Preliminary Report”) from the Escrow Holder (in such capacity, the “Title Company”); and (b) a survey (the “Survey”).

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2.2         Review of the Preliminary Report, Survey and UCC Searches; Objection; Approval or Termination. On or before the date that is ten (10) days prior to the expiration of the Due Diligence Period with respect to the Preliminary Report, Buyer may deliver to Seller a notice or notices (each, a “Title Objection Notice”) setting forth (i) any matters shown on the Preliminary Report, or Survey, as applicable, to which Buyer objects; (ii) any modifications, supplements and/or other modifications of the legal description, description of exceptions and/or other matters set forth in the Preliminary Report, and/or Survey, as applicable; and (iii) any endorsements and/or other affirmative title insurance coverage required by the Buyer to be included in the Title Policy (as hereinafter defined). Buyer’s failure to give any Title Objection Notice shall be deemed to constitute Buyer’s approval of all matters disclosed in the Preliminary Report, or Survey as applicable. If Buyer delivers one or more Title Objection Notice(s), Seller shall have five (5) days from the receipt of Buyer’s such Title Objection Notice to provide Buyer with written notice of Seller’s election to remove or otherwise cure, to Buyer’s reasonable satisfaction, any objections on or prior to the Closing (“Seller Response Notice”); provided, however, and notwithstanding anything to the contrary contained in this Agreement, that Seller shall be obligated to pay and remove any and all monetary liens affecting the Real Property. Any failure by Seller to provide Seller’s Response Notice shall be deemed Seller’s election not to cure any objections. If Seller elects or is deemed to have elected not to cure a disapproved item, then Buyer may either (i) elect to terminate this Agreement; or (ii) waive in writing its prior disapproval of such item and accept title subject to such previously disapproved item by delivering notice of Buyer’s election to Seller within five (5) days after the receipt of the Seller Response Notice. If Buyer fails to deliver its notice of election to terminate this Agreement or waive its prior disapproval as provide in clauses (i) and (ii) above within such five (5) day period, Buyer shall be deemed to have waived its disapproval. If this Agreement is terminated pursuant to this Section 2.2, the provisions of Section 3.6 shall apply.

2.3         Required Title Condition. Title to the Property shall be conveyed to Buyer subject only to the following matters: (a) current, non-delinquent real estate taxes and assessments; (b) the matters set forth in the Preliminary Report which Buyer has approved or been deemed to have approved; (c) the Leases; (d) laws, ordinances and governmental regulations (including, but not limited to building, zoning, land use, and any subdivision ordinances and regulations) affecting the Property; (e) matters which would be disclosed by an accurate survey or inspection of the Property; and (f) any other matters approved in writing by Buyer, in its sole and absolute discretion (collectively, the “Required Title Condition”).

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ARTICLE 3
INSPECTION AND DUE DILIGENCE PERIOD

3.1         Access. From and after the Effective Date through the Closing Date, Buyer, personally or through its authorized agents or representatives, shall be entitled, upon reasonable advance notice to Seller, to enter upon the Property and to make such investigations, including appraisals, tenant interviews, engineering studies, interviews of governmental and quasi-governmental officials, soil tests, environmental studies and underwriting analyses, as Buyer deems reasonably necessary or advisable. Buyer shall have the right to conduct a Phase I environmental site assessment, and, if desired, a Phase II environmental site assessment (including soils borings, soil sampling and, if relevant, ground water testing, and invasive sampling of building materials with respect to the Property). Buyer’s activities at the Property shall be conducted in such a manner so as not to unreasonably interfere with the rights of the Tenants under the Leases. Buyer will coordinate all on-site inspections and any contact with tenants of the Property with Seller. Seller shall have the option to have a representative present at any and all such on-site inspections or interviews. Buyer hereby agrees to indemnify and hold Seller harmless from any physical damages arising out of inspections and/or investigations by Buyer or its agents or independent contractors; provided, however, and notwithstanding the foregoing, that Buyer shall not be liable for any pre-existing conditions at the Property.

3.2         Due Diligence Period. Buyer shall have until 5:00 pm Eastern time on the day which is forty-five (45) days after the Effective Date (the “Due Diligence Period”) to conduct such due diligence review of the Property, all of the items to be furnished by Seller to Buyer pursuant to Section 3.3 below and all records and other materials related thereto as Buyer deems appropriate in its sole and absolute discretion. Notwithstanding the foregoing, Buyer shall have the option to extend the Due Diligence Period for one (1) additional period of ten (10) days (the “Extension Option”) by providing written notice to Seller of Buyer’s exercise of its Extension Option on or before the date on which the Due Diligence Period was to expire.

3.3         Items to be Provided by Seller. To the extent not previously delivered to Buyer, Seller shall deliver to Buyer all of the items specified on Exhibit E attached hereto (collectively, the “Property Information”) within three (3) Business Days after the Effective Date to the extent such items are in Seller’s (or its affiliates’ or Property Manager’s) possession or control. Except as otherwise expressly set forth in Section 4.1, Seller makes no representations or warranties of any kind with regard thereto. Buyer agrees not to disclose such non-public Property Information, or any of the provisions, terms or conditions thereof, to any party outside of Buyer’s organization other than its legal counsel, lenders, investors, surveyor, title company, broker, accountants, consultants, officers, partners, directors, members and shareholders. Buyer’s obligations under this Section 3.3 shall survive any termination of this Agreement.

3.4         Termination of Property Contracts. Prior to the expiration of the Due Diligence Period, Buyer shall notify Seller of any Property Contract which Buyer wishes to retain and assume as of the Closing, in Buyer’s sole and absolute discretion. Seller shall terminate all other Property Contracts at Seller’s sole cost and expense; provided, however, that if any such Property Contract does not permit Seller to terminate same as of the Closing Date, Buyer shall assume all obligations thereunder until the effective date of the termination, but shall have no liability with regard to events occurring prior to the Closing Date. If Buyer does not provide such notice to Seller, Buyer shall be deemed to have elected to assume all Property contracts.

3.5         Buyer’s Possible Early Termination. Buyer shall have the right to approve, in Buyer’s sole and absolute discretion, the Property, the Property Information, the Preliminary Report, the Survey, or any other matter whatsoever regarding the Property. On or before the expiration of the Due Diligence Period, Buyer may provide written notice to Seller (i) that Buyer wishes to proceed to Closing (an “Approval Notice”); (ii) disapproving the Property (“Disapproval Notice”), or (iii) exercising Buyer’s Extension Option. Buyer’s failure to provide an Approval Notice or a Disapproval Notice prior to the expiration of the Due Diligence Period (as may have been extended pursuant to Section 3.2) shall be deemed Buyer’s disapproval of the Property. Upon the giving of a Disapproval Notice or the deemed disapproval of the Property, this Agreement shall automatically terminate and the provisions of Section 3.6 shall apply. If Buyer delivers an Approval Notice, Buyer shall deposit, within three (3) Business Day after expiration of the Due Diligence Period, with Escrow Holder an additional deposit in the amount of Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Additional Deposit”).

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3.6         Consequences of Buyer’s Early Termination. This Agreement shall immediately terminate upon the giving of a Disapproval Notice or upon deemed disapproval pursuant to Section 3.5, as applicable, and the parties shall be released from all further obligations under this Agreement (except with respect to any provisions that by their terms expressly survive a termination of this Agreement); provided, however and notwithstanding anything to the contrary contained in this Agreement, that if Seller is in default hereunder at the time of such termination, Section 6.2 shall additionally apply. Escrow Holder shall pay the entire Deposit to Buyer not later than one (1) Business Day following receipt of Buyer’s Disapproval Notice or Buyer’s deemed disapproval of the Property pursuant to Section 3.5. Notwithstanding anything to the contrary contained in this Agreement, no notice to Escrow Holder from Seller shall be required for the release of the Deposit to Buyer by Escrow Holder under this Section, and the Deposit shall be released and delivered to Buyer upon Escrow Holder’s receipt of Buyer’s Disapproval Notice or upon Buyer’s deemed disapproval of the Property pursuant to Section 3.5, despite any objection or potential objection by Seller.

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS

4.1         Seller’s Representations. Each of COF and COF II warrants and represents to Buyer with respect to that portion of the Property owned by COF or COF II, as the case may be, that the following matters are true and correct as of the Effective Date and the Closing Date:

4.1.1            Seller is a limited liability company validly formed in the Commonwealth of Virginia. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller, and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under any indenture, agreement and/or instrument to which Seller is a party. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

4.1.2           Seller has good and marketable title to the Property. Seller is not a party to any outstanding right of first refusal, right of reverter or option to purchase relating to the Property or any interest therein. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Property, without material complaint or objection by any person during the term of Seller’s ownership of the Property.

4.1.3           Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

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4.1.4           Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.1.5           No authorization, consent or approval of any governmental authority (including, without limitation, courts) is required for the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder.

4.1.6           There are no actions, suits or proceedings pending or, to the best of Seller’s knowledge, threatened, against (a) the Property or any portion thereof; or (b) Seller.

4.1.7           Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

4.1.8           Neither the execution, delivery or performance of this Agreement nor compliance herewith (a) conflicts or will conflict with or results or will result in a breach of or constitutes or will constitute a default under (i) the articles of incorporation and by-laws or other organization certificate and/or partnership or operating agreement of Seller, or (ii) any law or any order, writ, injunction or decree of any court or governmental authority, or (b) results in the creation or imposition of any lien, charge or encumbrance upon its property pursuant to any such agreement or instrument.

4.1.9           Seller has not entered into any material commitments or agreements with any governmental authorities or agencies affecting the Property.

4.1.10         There is no pending or, to the best of Seller’s knowledge, threatened or contemplated, condemnation proceeding relating to the Property, and Seller has not received any written notice from any governmental or quasi-governmental agency or official to the effect that any such proceeding is contemplated.

4.1.11         To the best of Seller’s knowledge, Seller has delivered to Buyer copies of all Property Contracts to which Seller is a party and that are in Seller’s possession or control with respect to the ownership, use and/or operation of the Property. Seller has not, within the last year, received any written notice of any default under any Property Contract or other such contract or agreement that has not been cured or waived.

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4.1.12         There are no tenant improvement allowances, non-monetary tenant improvement obligations of Landlord, leasing commissions and/or rent concessions with respect to the current term of the Leases, except as disclosed on Schedule 4.1.12 attached hereto.

4.1.13         Seller has not received any written notice from, and to the best of Seller’s knowledge, there are no grounds for, any governmental agency requiring the correction of any material condition with respect to the Property.

4.1.14         The Rent Roll attached hereto as Exhibit C contains a list of all Leases affecting the Property as of the Effective Date. The Rent Roll is a copy of the rent roll that Seller relies upon and uses in the ordinary course of its business, and Seller has no current actual knowledge that the Rent Roll is untrue, inaccurate and incomplete in any material respect. The copies of the Leases (and other agreements with tenants) delivered or furnished and made available by Seller to Buyer pursuant to this Agreement constitute all of the Leases to which Seller is a party relating to the Property.

4.1.15         Seller has no actual knowledge, and has not received any written notice, that any “hazardous” or “toxic materials or pollutants” have contaminated or have been released upon the Property (nor does Seller have any current actual knowledge of any such contamination, release or use or storage of any “hazardous” or “toxic materials or pollutants” occurring on the Property at any time during Seller’s ownership thereof), as such terms are defined in any federal, state or local rule or regulation pertaining to environmental regulation, clean-up, contamination or disclosure. Seller has not received any written notice of the existence of any Mold Condition on the Property. “Mold” means mold, mildew, fungus or other potentially dangerous organisms. “Mold Condition” means the presence or suspected presence of Mold or any condition(s) that reasonably can be expected to give rise to or indicate the presence of Mold, including observed or suspected instances of water damage or intrusion, the presence of wet or damp wood, cellulose wallboard, floor coverings or other materials, discoloration of walls, ceilings or floors, or any notice from a governmental agency of complaints regarding the indoor air quality at the Property.

4.2         Buyer’s Representations. Buyer makes the following representations and warranties to Seller that, to the best of Buyer’s knowledge:

4.2.1           Buyer is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

4.2.2           Buyer has full right, power and authority and is duly authorized to enter into this Agreement and, as of the Closing Date, any permitted assignee of Buyer shall have the full right, power and authority to perform each of the covenants to be performed by the Buyer hereunder and to execute and deliver and to perform its obligations under all documents required to be executed and delivered by it pursuant to this Agreement, and this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

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4.2.3           Neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.

4.2.4           There are no judgments outstanding against Buyer or petitions, suits, claims, causes of action or moratoria or other proceedings pending or threatened against Buyer before any court or other governmental, administrative, regulatory, adjudicatory, or arbitrational body of any kind, which if decided adversely to Buyer would adversely affect Buyer’s ability to perform its obligations under this Agreement.

4.3         Survivability of Representations and Warranties. The representations and warranties of Seller and Buyer set forth in this Agreement shall not be deemed to be merged into or waived by the instruments of Closing, but shall survive the Closing; provided, however, that any action, suite or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

4.4         Property Conveyed “As Is”. Except as may be expressly contained herein, in the exhibits attached hereto and/or in the documents to be executed and delivered by Seller to Buyer at Closing, Buyer agrees that the Property shall be sold, and Buyer shall accept possession of the Property at Closing, on an “as-is-where-is” basis.

4.5         Leasing & Other Activities Prior to Closing.

4.5.1           Leasing Activities. Seller shall not, from the Effective Date, enter into any modification or amendment to any Leases except for the Kid to Kid Lease.

4.5.2           Service Contracts. Seller shall not, from the Effective Date, enter into any new service contracts for the Property which are not terminable on thirty (30) days’ notice without the written consent of Buyer, which consent may be given or withheld in Buyer’s reasonable discretion.

4.5.3           Conducting Business. At all times prior to Closing, Seller shall continue to (i) conduct business with respect to the Property in the same manner in which said business has been heretofore conducted; and (ii) insure the Property substantially as it is currently insured.

4.5.4           Compliance with Laws and Regulations. At all times prior to Closing, Seller shall not knowingly take any action that would result in a failure to comply in all material respects with all applicable statutes, rules, regulations and requirements of all federal, state and local commissions, boards, bureaus and agencies applicable to the Land and Improvements.

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ARTICLE 5
CLOSING

5.1         Closing. “Close of Escrow” or “Closing” means the date Escrow Holder receives all of Buyer and Seller’s deliverables set forth below. The Closing shall take place on the Closing Date set forth in Section 1.7, as the same may be extended, provided all conditions to the Closing have been satisfied or duly waived as provided herein.

5.2         Conditions Precedent Favoring Buyer. In addition to any other conditions precedent in favor of Buyer as may be expressly set forth elsewhere in this Agreement, Buyer’s obligations under this Agreement are subject to the timely fulfillment of the conditions set forth in this Section 5.2 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or in part only by written notice of such waiver from Buyer to Seller, in Buyer’s sole and absolute discretion. Buyer may terminate this Agreement upon written notice to Seller due to the failure of any of the conditions precedent contained in this Agreement, in which event Buyer shall be entitled to a prompt return of the Deposit, and the parties hereto shall have no further obligations hereunder except those which by their terms expressly survive any such termination.

5.2.1           Seller performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Seller prior to or at the Closing.

5.2.2           On the Closing Date, all of the representations and warranties of Seller set forth in Section 4 hereof shall be true, accurate and complete.

5.2.3           There shall have been no material adverse change in the physical condition of the Property from the end of the Due Diligence Period through the Closing Date.

5.3         Conditions Precedent Favoring Seller. In addition to any other condition precedent in favor of Seller as may be expressly set forth elsewhere in this Agreement, Seller’s obligations under this Agreement are expressly subject to the timely fulfillment of the conditions set forth in this Section 5.3 on or before the Closing Date, or such earlier date as is set forth below. Each condition may be waived in whole or part only by written notice of such waiver from Seller to Buyer and written acceptance of such waiver by Buyer.

5.3.1           Buyer performing and complying in all material respects with all of the terms of this Agreement to be performed and complied with by Buyer prior to or at the Closing.

5.3.2           On the Closing Date, all of the representations of Buyer set forth in this Agreement shall be materially true, accurate and complete.

5.4         Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Escrow Holder, at Seller’s sole cost and expense, each of the following items:

5.4.1           Special warranty deeds (the “Deeds”) duly executed and acknowledged by each Seller substantially in the form set forth on Exhibit F.

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5.4.2           A bill of sale, general assignment and assignment and assumption of leases (the “Bill of Sale and Assignment”) substantially in the form set forth on Exhibit G.

5.4.3           Originals of the Leases to the extent in Seller’s possession, or in the alternative copies of the same.

5.4.4           All keys to all locks on the Property and all documents in the possession of Seller pertaining to the Tenant, including all applications, correspondence and credit reports relating to such Tenant.

5.4.5           A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Internal Revenue Code.

5.4.6           Such evidence, documents, affidavits and indemnifications, in form and substance acceptable to Seller, as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (i) mechanics’ or materialmen’s liens; (ii) parties in possession; (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (iv) any other matter reasonably required to enable the Title Company to issue the Title Policy and endorsements thereto.

5.4.7           Copies of all Property Contracts assumed by Buyer and all other documents in the possession and/or control of Seller relating to the use and/or operation of the Property, including, without limitation, all permits, licenses, approvals, plans, specifications, guaranties and warranties or, in the alternative, make such documents available to Buyer in the leasing or management office at the Property.

5.4.8           A ..pdf copy of a duly executed closing statement reflecting the adjustments and prorations required by this Agreement (the “Closing Statement”).

5.4.9           No later than three (3) Business Days prior to the Closing, (a) estoppel certificates and subordination, nondisturbance and attornment agreements (“SNDAs”) from a majority of the tenants occupying the Property. In addition, Seller shall make commercially reasonable efforts to obtain SNDAs from specific tenants requested by Tenant’s lender. The estoppel certificates shall be on a form reasonably acceptable to Buyer and its lender (or on such other form as may be required by lender or a Tenant’s lease) and certified to such parties determined by Buyer in its reasonable discretion; and in addition, no later than three (3) Business Days prior to the date on which Seller intends to distribute the estoppel certificates to the tenants for completion, Seller shall deliver the draft estoppel certificates to Buyer for Buyer’s review and approval, which approval shall not be unreasonably withheld. The SNDAs shall be on a form substantially reasonably acceptable to Buyer and its lender (or on such other form as may be required by a Tenant’s lease).

5.4.10         An estoppel certificate dated no earlier than thirty (30) days prior to Closing, in form and substance reasonably acceptable to Buyer, from all parties to any reciprocal easement agreements, declarations of covenants, conditions, and restrictions, or similar agreements.

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5.4.11         Reliance letters addressed to Buyer and its lender with respect to any and all environmental reports, property condition reports and appraisals obtained by Seller within the past six (6) months; provided, however Seller’s obligation to deliver such reliance letters shall be at no cost or expense to Seller.

5.5           Buyer’s Deliveries. At the Closing, Buyer shall deliver to Escrow Holder the following items:

5.5.1           Immediately available federal funds sufficient to pay the Purchase Price (less the Deposit and any interest thereon) and Buyer’s share of all escrow costs and closing expenses as provided herein.

5.5.2           Duly executed and acknowledged originals of the Bill of Sale and Assignment and a .pdf copy of the Closing Statement.

5.5.3           Such evidence or documents as may reasonably be required by Seller and/or the Title Company evidencing the power and authority of the Buyer and the due authority of, and execution and delivery by, any person or persons who are executing any of the documents required in connection with the purchase of the Property by Buyer.

5.6         Costs, Prorations and Credits.

5.6.1           Closing Costs. Except as otherwise provided herein, Buyer and Seller shall each pay their own legal fees related to the preparation of this Agreement and all documents required to settle the transaction contemplated hereby. Buyer shall pay (i) all costs associated with its investigation of the Property, including the cost of appraisals, architectural, engineering, Survey, credit and environmental reports; (ii) all title insurance premiums and title examination costs; (iii)  all escrow charges and (iv) all state and local grantee’s taxes to be paid pursuant to Va. Code § 58.1-801 and recording fees. Seller shall pay (i) the cost of preparing the Deeds; and (ii) all state and local grantor’s taxes to be paid pursuant to Va. Code § 58.1-802. All other customary purchase and sale closing costs shall be paid by Seller or Buyer in accordance with the custom in the jurisdiction where the Property is located.

5.6.2           Prorations. The following shall be prorated, credited, debited and adjusted between Seller and Buyer as of 12:01 a.m. on the day of the Closing (except as otherwise provided) in accordance with this section. For purposes of calculating prorations, Buyer shall be deemed to be in title to the Property, and therefore entitled to the income and responsible for the expenses, for the entire day upon which the Closing occurs.

(a)          Current Rents. All collected, current rents, including payments for taxes, utilities, common area maintenance, operating expenses, or insurance, or additional charges of any other nature (collectively “CAM”), based on a rental statement prepared by Seller and approved by Buyer.

(b)          CAM; Impounds; Reconciliation. The provisions of this subparagraph (b) shall apply in furtherance of the proration of tenant rents with respect to CAM under subparagraph (a) above:

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(i)          Where the Leases provide for the payment of any CAM in arrears after being billed therefor by Seller, Seller shall be responsible for billing all unpaid CAM charges under the Leases for all collection periods ending prior to the Closing, and shall be further responsible for providing to Buyer, as soon as is reasonably practicable after the Closing, a final determination of any CAM owed by the Tenants for the period prior to the date of Closing, together with all relevant back-up, paid invoices, receipts, and other materials. The collection and remitting of any CAM unpaid as of the Closing shall be governed by the provisions of subparagraph (c) below regarding the post-closing collection of Unpaid Rents.

(ii)         Where Seller has collected any portion of CAM on an estimated basis, pursuant to so-called “impounds,” or otherwise in advance, then the remaining provisions of this subparagraph (b) shall apply. If Seller’s collection of such amounts is in excess of the amounts actually paid by Seller for the items comprising CAM for the period prior to Closing, then Buyer shall receive a credit at Closing for the excess amounts collected. Buyer shall apply all such excess amounts to the charges owed by Buyer for such items for the period after the Closing and, if required by the Leases, shall rebate or credit the Tenant with any remainder. If it is determined that the amount collected during Seller’s ownership period was less than the amounts actually paid by Seller for such items for the period prior to the Closing, then the collection and remitting of such amounts shall be governed by the provisions of subparagraph (c) below regarding the post-closing collection of Unpaid Rents.

(iii)        At least five (5) Business Days prior to Closing, Seller shall prepare for Buyer’s reasonable approval an estimated proration statement reconciling the amounts paid by the Tenants in respect of CAM and the amounts actually paid by Seller therefor. Such statement shall set forth the parties’ estimate of the Buyer’s closing credit (if any), or of the amount to which Seller might be entitled with respect to its period of ownership (if any). If any of the aforesaid prorations cannot be definitely calculated accurately as of the Closing, then they shall be recalculated as soon as practicable, but no more than sixty (60) days, after the Closing. As soon as is practicable, but no more than sixty (60) days after the Closing, Seller shall conduct a final reconciliation of any such overpayment or underpayment under the Leases to the date of Closing and shall provide such final reconciliation to Buyer, together with all relevant back-up, paid invoices, receipts, and other materials; and if such final reconciliation indicates that Buyer was entitled to a larger credit with respect to the same than Buyer received at Closing, Seller shall immediately remit the shortfall to Buyer.

(iv)        Seller shall be responsible for conducting and completing all reconciliations of CAM charges versus any collections or impound therefor, and for billing all unpaid CAM charges, to the Tenant for all lease years prior to the Closing pursuant to the terms of the Leases. The collection and remitting of any CAM unpaid as of the Closing shall be governed by the provisions of subparagraph (c) below regarding the post-closing collection of Unpaid Rents.

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(c)          Unpaid Rents. As used herein, the term “Unpaid Rents” means any Tenant rentals and other sums (however denominated and including without limitation unpaid CAM) owed to Seller from the Tenant and not paid as of the Closing Date. Seller hereby assigns to Buyer without warranty any and all Unpaid Rents. Seller specifically acknowledges and agrees that Buyer shall have the right to compromise, forgive or otherwise deal with Unpaid Rents in respect of the tenant owing the same, which dealing may result in economic advantage to Buyer, all without liability or obligation to Seller. Provided, however, that if any Unpaid Rents are not otherwise forgiven, compromised or dealt with, such Unpaid Rent, if and when collected by Buyer, shall be applied first to any unpaid rent and other sums owed to Buyer from the Tenant accruing after the Closing through the date of collection, with any remaining amounts allocable to the period prior to Closing being paid to Seller (after deduction of all collection costs including attorneys’ fees). Without limiting the foregoing, Seller specifically agrees not to undertake any effort to collect unpaid rent or other sums (however denominated) owed to Seller from any person if such person or any affiliate of such person is in possession of any space in the Property at the time of any such collection effort.

(d)          Property Contracts. Prepaid charges in connection with any Property Contracts that Buyer elects to assume, or licenses or permits, shall be credited to Seller. Accrued charges in connection with such Property Contracts, or licenses or permits, shall be credited to Buyer.

(e)          Property Taxes. All real property taxes for the year immediately preceding the year of Closing that are payable in the year of Closing, and for years prior thereto, shall be paid by Seller on or before the Closing. Except to the extent such items are the responsibility of the Tenant, real property taxes for the year of Closing shall be prorated on the basis of the most recent assessment and levy. Any and all refunds, credits, claims or rights to appeal respecting the amount of any real property taxes or other taxes or assessments charged in connection with the Property for any period shall belong to Buyer following the Closing, except that if prior to the end of the Due Diligence Period Seller has applied for a property tax refund or has appealed the county assessor’s valuation of the Property for any period of time prior to the Closing Date, then Seller shall be entitled to any refund applicable to such period (unless such refund must be credited to the Tenant of the Property by Buyer, in which case such refund shall belong to Buyer to the extent of such required credits to the Tenant).

(f)          Private Assessments. Except to the extent such items are the responsibility of the Tenant, payments due under any assessments imposed by private covenant shall be prorated as of the Closing.

(g)          Utilities. Except to the extent such items are the responsibility of the Tenant, prepaid water, sewer, and other utility charges shall be credited to Seller, and accrued water, sewer, and other utility charges shall be credited to Buyer.

(h)          Other Items. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted.

5.6.3           Credits.

(a)          Security Deposits. The Buyer shall receive at credit at Closing from the Seller in the amount of the sum or the Tenant Deposits.

5.6.4           Re-prorations. At Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and monetary adjustment shall be made between Seller and Buyer. As the amounts of the respective items become finally ascertained, but in no event later than sixty (60) days after the Closing Date, further adjustment shall be promptly made between the parties in cash.

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5.6.5           Survival. The provisions of this Section 5.6 shall survive the Closing.

5.7         Distribution of Funds and Documents. At the Close of Escrow, Escrow Holder shall do each of the following:

5.7.1           Recorded Documents. Submit to the Clerk’s Office the Circuit Court of Hanover, County, Virginia, the Deeds and each other document to be recorded under the terms of this Agreement or by general usage.

5.7.2           Non-Recorded Documents. Promptly after the Closing Date, deliver by overnight courier (or as otherwise requested by the intended recipient): (i) the Title Policy to Buyer; (ii) each other non-recorded document received hereunder to the payee or person acquiring rights thereunder or for whose benefit said document was acquired; (iii) a copy of each recorded document, conformed to show the recording data thereon, to each party; and (iv) a fully executed original of each other closing document.

5.7.3           Distribution of Funds. Deliver (i) to Seller, or order, the cash portion of the Purchase Price, adjusted for prorations, charges and other credits and debits provided for herein; and (ii) to Buyer, or order, any excess funds delivered to Escrow Holder by Buyer. Such funds shall be delivered by wire transfer or cashier’s check in accordance with instructions for Seller and Buyer; if no instructions are given, Escrow Holder shall deliver such funds by Escrow Holder’s check via overnight courier (or as otherwise requested by the intended recipient) to the appropriate party at the address set forth for notice in this Agreement. This Section 5.9 shall survive the Close of Escrow.

5.8         Completion of Documents. Escrow Holder is authorized to insert the date of Closing and otherwise to complete the documents deposited in Escrow, where appropriate and in a manner consistent with this Agreement.

5.9         Possession and Tenant Notices. Possession of the Property shall be delivered to Buyer by Seller at the Closing, subject only to the rights of the Tenants under the Leases, rights arising under any Property Contracts not terminated by Seller pursuant to Section 3.4 above, and rights arising under the matters set forth in the Preliminary Report and permitted as part of the Required Title Condition. Seller and Buyer covenant and agree to execute at Closing a written notice of the acquisition of the Property by Buyer, in sufficient copies for transmittal to the Tenants affected by the sale and purchase of the Property and properly addressed to the Tenants. Such notice shall be prepared by the Seller, at the Seller’s sole cost and expense, and approved by the Buyer in its reasonable discretion, shall notify the Tenants of the sale and transfer and shall contain appropriate instructions relating to the payment of future rentals, the giving of future notices and other matters reasonably required by Buyer or required by law. Unless a different procedure is required by applicable law, in which event such laws shall be controlling, Buyer agrees to transmit or otherwise deliver such letters to the Tenant promptly after the Closing.

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ARTICLE 6
TERMINATION AND DEFAULT

6.1         Buyer Default. If the sale contemplated hereby is not consummated because of a material default by Buyer in its obligation to purchase the Property in accordance with the terms of this Agreement, after Seller has performed or tendered performance of all of its material obligations in accordance with this Agreement, then, upon written notice from Seller to Buyer, (a) this Agreement shall terminate; (b) the Deposit shall be paid to and retained by Seller as liquidated damages; and (c) Seller and Buyer shall have no further obligations to each other, except those which expressly survive the termination of this Agreement. Buyer and Seller acknowledge that the damages to Seller in the event of such a breach of this Agreement by Buyer would be difficult or impossible to determine, that the amount of the Deposit represents the parties’ best and most accurate estimate of the damages that would be suffered by Seller if the transaction should fail to close and that such estimate is reasonable under the circumstances existing as of the date of this Agreement and under the circumstances that Seller and Buyer reasonably anticipate would exist at the time of such breach. Buyer and Seller agree that Seller’s right to retain the Deposit shall be Seller’s sole remedy, at law and in equity, for Buyer’s failure to purchase the Property in accordance with the terms of this Agreement. Seller hereby waives any right to an action for specific performance of any provisions of this Agreement.

6.2         Seller’s Default. If the sale contemplated hereby is not consummated because of a material default of Seller, then, so long as Buyer has performed or tendered performance of all of Buyer’s material obligations in accordance with this Agreement, and upon written notice from Buyer to Seller, Buyer shall have the right to exercise any of the following remedies:

6.2.1           Waive such failure and proceed to the Closing with no reduction in the Purchase Price; provided, however, that this provision will not limit Buyer’s right to receive reimbursement for reasonable attorney’s fees pursuant to Section 9.9 below in connection with any legal proceedings instituted by either party or Escrow Holder with respect to the enforcement of this Agreement, nor waive or affect Seller’s indemnity obligations under this Agreement or Buyer’s rights to enforce those indemnity obligations, nor waive or affect any of Seller’s other obligations under this Agreement to be performed after the Closing or Buyer’s rights to enforce those obligations.

6.2.2           Treat this Agreement as being in full force and effect and pursue an action for specific performance to cause Seller to convey the Property to Buyer pursuant to the terms and conditions of this Agreement; provided, however, Buyer must commence any such actions for specific performance within sixty (60) days of the Closing Date.

6.2.3           Terminate this Agreement by notice to Seller to that effect, in which event the parties hereto shall have no further obligations hereunder except those which expressly survive termination hereof, and Buyer shall be entitled to (i) recover the full amount of the Deposit, and (ii) recover up to $20,000.00 for actual third-party out-of-pocket expenses incurred in connection with Buyer’s inspection and due diligence investigation of the Property.

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6.2.4           Except as expressly set forth in this Agreement, Buyer waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages.

ARTICLE 7
CASUALTY DAMAGE OR CONDEMNATION

7.1         Casualty. If the Improvements are damaged by casualty prior to the Closing and the cost for repair is reasonably estimated by Seller to exceed the sum of $300,000.00, Buyer shall have the option, in Buyer’s sole and absolute discretion, to elect either to:

(a)          acquire the Property as is (without reduction in the Purchase Price), plus an assignment from Seller without recourse or credit of any insurance proceeds payable by virtue of such loss or damage, plus a credit for any deductible under said policy and a credit for any uninsured loss; or

(b)          terminate this Agreement and receive back the Deposit.

Such right must be exercised within thirty (30) days from the earlier of the date Seller provides Buyer with notice of the loss of the event giving rise to such right. If Buyer fails to provide notice of an election, then Buyer shall have been deemed to elect (b) above.

If the Improvements are damaged by casualty prior to Closing and the cost for repair is reasonably estimated by Seller (as set forth in this Section 7.1) not to exceed the sum of $300,000.00, then Buyer shall acquire the Property in accordance with Section 7.1(a) of this Agreement.

7.2         Condemnation. In the event that a condemnation proceeding shall be initiated against any material portion of the Real Property prior to the Closing, Buyer shall have the option, in Buyer’s sole and absolute discretion, to elect either to:

(a)          terminate this Agreement and receive back the Deposit; or

(b)          close the transaction contemplated by this Agreement.

In all other cases, or if Buyer elects to proceed under Section 7.2(b), Buyer shall purchase the Property in accordance with the terms hereof (without reduction in the Purchase Price) and Seller shall assign to Buyer at Closing all condemnation proceeds payable as a result of such condemnation. Buyer shall be deemed to have elected to proceed under Section 7.2(b) unless, within thirty (30) days from the earlier of written notice of the condemnation, Buyer provides Seller with written notice that Buyer elects to terminate this Agreement pursuant to Section 7.2(a).

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ARTICLE 8
REAL ESTATE COMMISSION

8.1         Commissions. Buyer and Seller each represent to the other that no broker’s or real estate commissions or other fees are or shall be due in respect to this transaction by reason of any agreement made or which may be alleged to have been made by Buyer or Seller other than to Commonwealth Commercial Partners, LLC, which has represented Seller in this transaction. Buyer is not represented by a broker in this transaction. Oral or written notification was provided to both parties regarding brokerage representation prior to any substantive real estate discussions. At Closing, Seller shall pay a commission totaling two and one quarter percent (2.25%) of the Purchase Price to Commonwealth Commercial Partners, LLC pursuant to the terms of a separate agreement. Each party agrees to indemnify and hold harmless the other from and against any and all other claims, demands or the cost or expense thereof, including reasonable attorney’s fees, arising out of any broker’s commission, fee or other compensation due or alleged to be due in connection with the transactions contemplated by this Agreement based upon an agreement alleged to have been made or other action alleged to have been taken by the indemnifying party.

ARTICLE 9
MISCELLANEOUS

9.1         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties. All Exhibits and Schedules attached hereto are a part of this Agreement and are incorporated herein by reference.

9.2         No Third Party Beneficiaries. The parties acknowledge and agree that there are no third party beneficiaries of this Agreement.

9.3         Binding On Successors and Assigns. Subject to Section 9.4, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.4         Assignment by Buyer. Buyer shall have the right to assign this Agreement to any entity affiliated with Buyer together with (at Buyer’s option) an unaffiliated tenant-in-common investor in the Property, and no consent on the part of Seller shall be required for such assignment; provided, however, that Seller shall not be released from this Agreement by any such assignment, and Buyer shall provide written notice to Seller of such assignment at least five (5) days prior to the Closing.

9.5         Waiver. The excuse or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so excusing or waiving. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

9.6         Governing Law. This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Virginia, without regard to the principles of conflicts of law. Any legal proceeding, by either party to this Agreement shall be filed in the appropriate court system in Hanover County, Virginia.

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9.7         Counterparts and Signatures. This Agreement may be executed in any number of counterparts, and it shall be sufficient that the signature of each party appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Signatures transmitted by e-mail or facsimile shall be treated as original signatures for all purposes of this Agreement.

9.8         Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by: (i) United States Postal Service, certified mail, return receipt requested; (ii) any nationally known overnight delivery service for next day delivery; (iii) facsimile with written confirmation of receipt from sending facsimile machine; (iv) delivered in person; or (v) e-mail. All notices shall be deemed to have been given on the date when deposited with the US Mail or with any other nationally known overnight delivery service, on the date when a facsimile or e-mail is sent or on the date of personal delivery. All notices shall be addressed to the parties at the addresses below:

To Seller:	c/o Commonwealth Commercial
4198 Cox Road, Suite 200
Glen Allen, Virginia 23060
Attention: Mark Claud
Telephone: 804.346.5901
Email: mclaud@commonwealthcommercial.com

And with copy to:	LeClairRyan
919 East Main Street
Twenty-Fourth Floor
Richmond, Virginia 23219
Attention: Katja H. Hill
Facsimile: 804.783.7669
Email: katja.hill@leclairryan.com

To Buyer:	Medalist Diversified Holdings, L.P.
c/o Medalist Properties
11 S. 12th Street, Suite 401
Richmond, VA 23219
Attn: William R. Elliott
Telephone: (804) 344-4434
Email: bill.elliott@medalistprop.com

And with a copy to:	Kaplan Voekler Cunningham & Frank, PLC
1401 E. Cary Street
Richmond, Virginia 23219
Attn: Zachary Grabill, Esq.
Telephone: (804) 823-4071
Facsimile: (804) 823-4099
E-mail: zgrabill@kv-legal.com

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Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Section 9.8. The inability to deliver notice because of a changed address of which no notice was given as provided above, or because of rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party.

9.9         Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

9.10       IRS Real Estate Sales Reporting. Buyer and Seller agree that Escrow Holder shall act as “the person responsible for closing” the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e).

9.11       Time Periods. If the time for performance of any obligation hereunder expires on a day that is not a Business Day, the time for performance shall be extended to the next Business Day.

9.12       Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by the party against whom enforcement is sought.

9.13       Further Instruments. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to the Escrow Holder, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement. This provision shall survive the Closing.

9.14       Descriptive Headings; Word Meaning. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement. Words such as “herein,” “hereinafter,” “hereof’ and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine sender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.”

9.15       Business Day. As used herein, the term “Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday in the Commonwealth of Virginia.

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9.16       Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

9.17       Severability. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. However, if any provision in this Agreement is found by a court of law to be in violation of any applicable local, state or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable provision were not contained herein, and that the rights, obligations and interests of the parties under the remainder of this Agreement shall continue in full force and effect.

9.18       Exclusivity. After the Effective Date, Seller and its respective agents, representatives and employees shall immediately cease all marketing of the Property until such time as this Agreement is terminated and Seller shall not directly or indirectly make, accept, negotiate, entertain or otherwise pursue any offers for the sale of the Property.

9.19       Section 1031 Exchange. Either party may consummate the purchase or sale of the Property as part of a so-called like kind exchange (an “Exchange”) pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that (i) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Agreement; (ii) any party desiring an Exchange shall effect its Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary and the other party shall not be required to take an assignment of the purchase agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating such Exchange; and (iii) the party desiring an Exchange shall pay any additional costs that would not otherwise have been incurred by Buyer or Seller had such party not consummated its purchase or sale through an Exchange. Neither party shall by this agreement or acquiescence to an Exchange desired by the other party (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with section 1031 of the Code.

9.20       Record Access and Retention. At Buyer’s request, Seller shall promptly provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer reasonable access to, such factual information as may be reasonably requested by Buyer, and in the possession or control of Seller, or its property manager or accountants, to enable Buyer’s auditor to conduct an audit, in accordance with Rule 3-14 of Securities and Exchange Commission Regulation S-X, of the income statements of the Property for the year to date of the year in which Closing occurs plus the two (2) immediately preceding calendar years (provided, however, that other than fees paid or payable to Seller, a Seller affiliate or a third party for on-site property management, such audit shall not include an audit of asset management fees internally allocated by Seller (as opposed to paid to a third party) or interest expenses attributable to the Seller). Buyer shall be responsible for all out-of-pocket costs associated with any such audit. Seller shall reasonably cooperate (at no cost to Seller) with Buyer’s auditor in the conduct of such audit. In addition, to the extent available Seller agrees to provide to Buyer or any affiliate of Buyer, if requested by such auditor, historical financial statements for the Property, including (without limitation) income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its designated independent or other auditor may audit Seller’s operating statements of the Property, at Buyer’s expense, and, to the extent available, Seller shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, and (ii) Seller shall, to the extent available, furnish to Buyer such financial and other information as may be reasonably required by Buyer or any affiliate of Buyer to make any required filings with the Securities and Exchange Commission or other governmental authority. Seller shall maintain its records for use under this Section 9.20 for a period of not less than twelve (12) months after the Closing Date. The provisions of this Section shall survive Closing.

[Remainder of page intentionally left blank; signatures to follow on next pages.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SELLER:	COF NORTH, LLC, a Virginia limited liability company

	By:	/s/ Mark Claud
	Name:	Mark Claud
	Title:	Manager

COF NORTH II, LLC, a Virginia limited liability company

	By:	/s/ Mark Claud
	Name:	Mark Claud
	Title:	Manager

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BUYER:	MEDALIST DIVERSIFIED HOLDINGS, L.P., a Delaware limited partnership

By:	/s/ William R. Elliott
William R. Elliott, Authorized Signatory

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CONSENT OF ESCROW HOLDER

The undersigned Escrow Holder hereby agrees to (i) accept the foregoing Agreement, (ii) be Escrow Holder under said Agreement and (iii) be bound by said Agreement in the performance of its duties as Escrow Holder; provided, however, the undersigned shall have no obligations, liability or responsibility under this Consent or otherwise unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned.

DATED

By:
Its:

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EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT A

1

EXHIBIT B

LIST OF PERSONAL PROPERTY

[To be Attached]

EXHIBIT B

1

EXHIBIT C

RENT ROLL

EXHIBIT  C

1

EXHIBIT D

CURRENT PROPERTY CONTRACTS

[To be Attached in the Following Format]

Contract	Description	Date

EXHIBIT D

1

EXHIBIT E

PROPERTY INFORMATION

1	Seller's form of lease agreement used at the Property

2	List and copy of all service contracts and equipment leases along with terms and cancellation clauses (security, landscaping, advertising, etc.).

3	Any property locator or similar agreements (other than agreements with the Property Manager), if any, pertaining to the marketing and advertisement of the Property for leasing (and payment of commissions in connection therewith), but only to the extent the same will remain in effect after the Closing.

4	To the extent in Seller’s possession, ad valorem and personal property tax statements for the current year, and the status of any pending appeal. Copy of real estate tax bills for the past three years.

5	Current operating statements for the Property, and to the extent available and in Seller's possession, for each of the three years prior to the year in which the Effective Date occurs in which Seller was the owner of the Property. Include year-to-date operating statements by month, delivered by Seller monthly as soon as available through closing including the last month post closing.

6	3 years of insurance loss runs from the insurer. Also, a summary of pending insurance claims and pending litigation, if any, provided that such summary shall be prepared to Seller's knowledge and Seller makes no representations or warranties regarding the outcome of such claims or litigation

7	To the extent available and in Seller's possession, guaranties or warranties with respect to the roof of the Property, if any

8	Copies of any certificates of occupancy and/or other licenses and permits, to the extent available and in Seller's possession

9	Copy of all leases and occupancy agreements, and all amendments, notices or supplements related thereto.

10	Current Rent Roll and Certification. The Rent Roll should show the tenant’s name, suite/unit, base rent and market rent for space, concessions, tenant improvement allowance, CAM charges, tax charges, lease commencement, lease expiration. Updated copies should be made available up through closing upon reasonable request from Buyer.

EXHIBIT E

1

11	Historical occupancy history for the for each of the three years prior to the year in which the Effective Date occurs in which Seller was the owner of the Property. (broken out by month). Also a list of all concessions currently in place

12	Current accounts receivable and aging report. Updated copies should be made available up through closing upon reasonable request from Buyer.

13	A list of all concessions and tenant improvement allowances

14	Security deposits listed by Tenant

15	Description of historical capital improvements during Seller’s ownership

16	Copy of utility bills (past twelve months)

17	Personal Property Inventory (office/maintenance/common areas).

18	Property marketing brochure, site plan, floor plan / building plans and specs.

19	Non revenue unit breakdown (incl. “down” units).

20	Any operating, development or reciprocal easement agreements

EXHIBIT E

2

EXHIBIT F

FORM OF DEEDS

Prepared by:	Consideration: $
Assessed Value: $

Title Insurance Company:

Return to:

Tax Parcel No.:

THIS DEED, made as of this ____ day of ___________, 2018, is by and between COF NORTH [II], LLC, a Virginia limited liability company ("Grantor"), and _____________ ("Grantee").

WITNESSETH:

That for and in consideration of the sum of Ten and 00/100 Dollars ($10.00) cash in hand paid, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor does hereby grant and convey, with SPECIAL WARRANTY, unto the Grantee, the following described property, to-wit:

SEE EXHIBIT A ATTACHED HERETO

AND INCORPORATED HEREIN BY REFERENCE

EXHIBIT F

1

The above-described property is conveyed subject to the reservations, encumbrances, covenants, conditions, restrictions and easements, if any, duly of record.

IN WITNESS WHEREOF, Grantor has caused its name to be signed to these presents and sealed the day and year first above written.

COF NORTH [II], LLC.
a Virginia limited liability company

By:
Name:
Title:

STATE OF ,
CITY/COUNTY OF , to-wit:

I, ____________________________, a Notary Public in and for said City/County and State, do hereby certify that ____________, whose name is signed to the foregoing instrument bearing date as of the ____ day of __________, 2018, has acknowledged the same before me in my County and State aforesaid.

        Given under my hand and Notarial Seal this ___ day of ____________________, 2018.

Notary Public

My Commission Expires:
State of

[SEAL]

EXHIBIT F

2

EXHIBIT G

FORM OF BILL OF SALE AND ASSIGNMENT

BILL OF SALE, ASSIGNMENT AND ASSUMPTION OF
PERSONAL PROPERTY, CONTRACTS, WARRANTIES AND LEASES

COF NORTH, LLC and COF NORTH II, LLC, each a Virginia limited liability company (collectively, the “Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by ______________, a Delaware limited liability company (“Grantee”), the receipt and sufficiency of which are hereby acknowledged, has granted, sold, assigned, transferred, conveyed, and delivered and does by these presents grant, sell, assign, transfer, convey and deliver unto Grantee, all of Grantor’s rights, titles, and interests in and to the following described properties located in, affixed to, and/or arising or used in connection with the improved property with parking and other amenities (the “Project”) situated on the land in the County of Hanover, Virginia, more particularly described on Exhibit A, attached hereto and made a part hereof for all purposes (the “Land” which together with the Project is sometimes hereinafter called the “Property”):

A.           Leases. All leases set forth on the Rent Roll attached hereto as Exhibit B and made a part hereof for all purposes (the “Leases”).

B.           Tangible Personal Property. All furniture, furnishings, fixtures, equipment, machinery, building materials, and other tangible personal property owned by Grantor that is now affixed to and/or located on the Property and used in connection with the management, operation, or repair of the Property (the “Tangible Personal Property”).

C.           Contracts. Any and all service, maintenance, supply or operating contracts, or other agreements, however termed, written or oral, affecting the use, ownership, maintenance, or operation of all or any part of the Property in effect as of the date hereof (the “Contracts”).

D.           Intangible Property. Any and all rights to the name of the Project, advertising copy and promotional materials used by Grantor in connection with the Property, intangible property that is used by Grantor in connection with the operation of the Property, including but not limited to the name “Franklin Square” and any associated logos or trademarks, guaranties, warranties, telephone exchange numbers, architectural and engineering plans and specifications, and development rights that exist as of the date hereof, if any (the “Intangible Property”).

E.            All rights, which the Seller may have, if any, in and to any Tenant data, telephone numbers and listings, all master keys and keys to common areas, all good will, if any, and any and all other rights, privileges and/or appurtenances owned by Seller and related to or used in connection with the existing business operation of the Land and/or Improvements (collectively, the “Miscellaneous Property”).

EXHIBIT G

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Grantor and Grantee hereby covenant and agree as follows:

(i)          Grantee accepts the aforesaid assignments as of the date below and Grantee assumes and agrees to be bound by and timely perform, observe, discharge, and otherwise comply with each and every one of the agreements, duties, obligations, covenants and undertakings upon the lessor’s part to be kept and performed under the Leases from and after the date hereof and any obligations of Grantor under the Contracts from and after the date hereof.

(ii)         Grantee hereby agrees to indemnify and hold harmless Grantor from any and all liability, loss, cost, damage or expense (including, without limitation, reasonable attorneys’ fees) which Grantor incurs under the Leases or Contracts from any and all claims and demands whatsoever which are asserted against Grantor by reason of any alleged failure of Grantor to perform an obligation or undertaking under the Leases or Contracts to be performed after the Effective Date. Grantor hereby agrees to indemnify and hold harmless Grantee from any and all liability, loss, cost, damage or expense (including, without limitation, reasonably attorneys’ fees) which Grantee incurs under the Leases or Contracts from any and all claims and demands whatsoever which are asserted against Grantee by reason of any alleged failure of Grantor to perform an obligation or undertaking which was to have been performed under the Leases or Contracts on or before the Effective Date.

(iii)        Except as aforesaid, this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns.

(iv)        Grantor represents and warrants to Grantee that Grantor owns fee simple title to the Tangible Personal Property free from any liens or encumbrances.

(v)         Neither this Agreement nor any term, provision, or condition hereof may be changed, amended or modified, and no obligation, duty or liability or any party hereby may be released, discharged or waived, except in a writing signed by all parties hereto.

(vi)        Capitalized but otherwise undefined terms used herein shall have the meanings ascribed to them in that certain Real Estate Purchase and Sale Agreement dated ________, between Grantor and Medalist Diversified Holdings, L.P., a Delaware limited partnership.

[Signatures appear on the following page]

EXHIBIT G

2

IN WITNESS WHEREOF, Grantor and Grantee have executed this Bill of Sale, Assignment of Personal Property, Contracts, Warranties and Leases as of _____________.

GRANTEE:	[BUYER ENTITY],
a Delaware limited liability company

By:
William R. Elliott
Authorized Signatory

GRANTOR:	COF NORTH, LLC, a Virginia limited liability company

By:

Name:

Title:

COF NORTH II, LLC, a Virginia limited liability company

By:

Name:

Title:

EXHIBIT G

3

Schedule 4.1.12

None

Schedule 4.1.12